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Exhibit 10.7

INDEMNIFICATION AGREEMENT

        THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made and entered into this            day of                   , 2004 by and between Treaty Oak Bancorp, Inc., a Texas corporation (the "Corporation"), and                         ("Indemnitee").

RECITALS:

        A.    The Corporation is aware that competent and experienced persons are increasingly reluctant to serve as directors, officers or agents of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors, officers and other agents.

        B.    The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting and therefore fail to provide such directors, officers and agents with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take.

        C.    Plaintiffs often seek damages in such large amounts and the costs of litigation may be so enormous (whether or not the case is meritorious), that the defense and/or settlement of such litigation are often beyond the personal resources of directors, officers and other agents.

        D.    The Corporation believes that it is unfair for its directors, officers and agents and the directors, officers and agents of its subsidiaries to assume the risk of huge judgments and other expenses which may occur in cases in which the director, officer or agent was not culpable.

        E.    The Corporation recognizes that the issues in controversy in litigation against a director, officer or agent of a corporation such as the Corporation or its subsidiaries are often related to the knowledge, motives and intent of such director, officer or agent, that he is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters, and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the that the director, officer or agent can reasonably recall such matters; and may extend beyond the normal time for retirement for such director, officer or agent with the result that he, after retirement or in the event of his death, his spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director, officer or agent from serving in that position.

        F.     Based upon their experience as business managers, the Corporation's board of directors (the "Board") has concluded that, to retain and attract talented and experienced individuals to serve as directors, officers and agents of the Corporation and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Corporation and its subsidiaries, it is necessary for the Corporation to contractually indemnify its directors, officers and agents and the directors, officers and agents of its subsidiaries, and to assume for itself maximum liability for expenses and damages in connection with claims against such directors, officers and agents in connection with their service to the Corporation and its subsidiaries, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Corporation and its subsidiaries and the Corporation's shareholders.

        G.    Article 2.02-1 of the Texas Business Corporation Act (the "TBCA"), under which the Corporation is organized ("Article 2.02-1"), empowers the Corporation to indemnify its directors, officers, employees and agents by agreement and to indemnify persons who serve, at the request of the Corporation, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Article 2.02-1 is not exclusive.

        H.    The Corporation's articles of incorporation (the "Articles") and bylaws (the "Bylaws") provide for indemnification to the fullest extent under the TBCA or any other applicable law.

        I.     The Corporation desires and has requested the Indemnitee to serve or continue to serve as a director, officer or agent of the Corporation and/or one or more subsidiaries of the Corporation free from undue concern for claims for damages arising out of or related to such services to the Corporation and/or one or more subsidiaries of the Corporation.

        J.     Indemnitee is willing to serve, or to continue to serve, the Corporation and/or one or more subsidiaries of the Corporation, provided that he is furnished the indemnity provided herein.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein and for certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions.    For the purposes of this Agreement, the following terms shall have the meanings indicated or referred to below.

        (a)    Agent.    Any person who is or was a director, officer, employee or other agent of the Corporation or a Subsidiary.

        (b)    ERISA.    The Employee Retirement Income Security Act and the regulations promulgated thereunder.

        (c)    Expenses.    All out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys' fees, court costs and related disbursements), actually and reasonably incurred by Indemnitee in connection with either the investigation, defense or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement or the TBCA or otherwise. "Expenses" shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a Proceeding.

        (d)    Proceeding.    Any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, arbitrational, administrative, or investigative.

        (e)    Subsidiary.    Any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Corporation.

2.    Agreement to Serve.    Indemnitee agrees to serve and/or continue to serve as an Agent of the Corporation, at its will (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an Agent of the Corporation, so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws or any bylaws of a Subsidiary or until such time as a resignation is tendered in writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee with the Corporation, any Subsidiary or affiliate.

3.    Liability Insurance.

        (a)    Maintenance of D & O Insurance.    The Corporation, subject to Section 3(c), shall obtain and maintain in full force and effect directors' and officers' liability insurance ("D & O Insurance") in reasonable amounts from established and reputable insurers.

        (b)    Rights and Benefits.    In all policies of D & O Insurance, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Corporation's directors (or those of a Subsidiary, as the case may be), if the Indemnitee is a director; or of the Corporation's officers (or those of a Subsidiary, as the case may be), if the Indemnitee is not a director of the Corporation but is an officer; or of the

Corporation's key employees (or those of a Subsidiary, as the case may be), if the Indemnitee is not a director or officer but is a key employee.

        (c)    Limitation on Required Maintenance of D & O Insurance.    Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain D & O Insurance if the Corporation determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or Indemnitee is covered by similar insurance maintained by a Subsidiary.

4.    Mandatory Indemnification.    Subject to Section 9 below, the Corporation shall indemnify Indemnitee as follows:

        (a)    Successful Defense.    To the extent Indemnitee has been successful on the merits or otherwise in defense of any Proceeding (including, without limitation, an action by or in the right of the Corporation) to which Indemnitee was a party by reason of the fact that he was an Agent at any time, the Corporation shall indemnify Indemnitee against all Expenses.

        (b)    Third Party Actions.    If Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Corporation) by reason of the fact that he was an Agent, or by reason of anything done or not done by him in any such capacity, the Corporation shall indemnify Indemnitee against any and all Expenses and any judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement in connection with the investigation, defense, settlement or appeal of such Proceeding, provided Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and its shareholders, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his conduct was unlawful.

        (c)    Derivative Actions.    If Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation by reason of the fact that he was an Agent, or by reason of anything done or not done by him in any such capacity, the Corporation shall indemnify Indemnitee against any and all Expenses and any judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement in connection with the investigation, defense, settlement or appeal of such Proceeding, provided Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and its shareholders; except that no indemnification under this subsection 4(c) shall be made in respect to any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Corporation by a court of competent jurisdiction unless and only to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such amounts that the court shall deem proper.

        (d)    Actions where Indemnitee is Deceased.    If Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he was an Agent, or by reason of anything done or not done by him in any such capacity, and if prior to, during the pendency of, or after completion of such Proceeding, Indemnitee dies, the Corporation shall indemnify Indemnitee's heirs, executors and administrators against any and all Expenses and any judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement in connection with the investigation, defense, settlement or appeal of such Proceeding to the extent Indemnitee would have been entitled to indemnification pursuant to subsections 4(a), 4(b) or 4(c) above were Indemnitee still alive.

        (e)    Limitation for Other Payments; No Duplication of Payments.    Notwithstanding the foregoing, the Corporation shall not be obligated to indemnify Indemnitee for Expenses or liabilities whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) for which payment is actually made to or on behalf of Indemnitee under a valid and collectible D & O Insurance policy, or under a valid and enforceable indemnity clause, bylaw or agreement.

5.    Partial Indemnification.    If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of any Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) incurred in the investigation, defense, settlement or appeal of a Proceeding, but not entitled, however, to indemnification for all of the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

6.    Mandatory Advancement of Expenses.    Subject to Section 8 of this Agreement, the Corporation shall advance all Expenses in connection with the investigation, defense, settlement or appeal of any Proceeding to which Indemnitee is a party or is threatened to be made a party by reason of the fact that Indemnitee was an Agent. The advances to be made hereunder shall be paid by the Corporation to Indemnitee within 20 days following delivery of a written request therefore by Indemnitee to the Corporation; provided, however, such request must contain a written affirmation by Indemnitee of Indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification under Article 2.02-1 of the TBCA and a written undertaking (which shall be an unlimited general obligation of Indemnitee, shall be unsecured, and shall be accepted without reference to financial ability to make repayment) by and on behalf of Indemnitee to repay all Expense advances made or paid by the Corporation if it is ultimately determined that Indemnitee has not met that standard or if it is ultimately determined that indemnification of Indemnitee against Expenses incurred by him or her is prohibited under Article 2.02-1 of the TBCA or Section 18(k) of the Federal Deposit Insurance Act.

7.    Notice and Other Indemnification Procedures.

        (a)   Promptly after receipt by Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, Indemnitee shall notify the Corporation of the commencement or threat of commencement thereof if Indemnitee believes that indemnification with respect thereto may be sought from the Corporation under this Agreement.

        (b)   If, at the time of the receipt of a notice of the commencement of a Proceeding pursuant to subsection 7(a) hereof, the Corporation has D & O Insurance in effect, the Corporation shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. Notwithstanding anything in this Agreement to the contrary, any fees and expenses for counsel selected by Indemnitee with respect to a Proceeding in which a D & O Insurance carrier provides a defense, shall be at Indemnitee's sole expense.

        (c)   In the event the Corporation shall be obligated to pay the expenses of any Proceeding against Indemnitee, the Corporation, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Corporation, the Corporation will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, provided that (i) Indemnitee shall have the right to employ his counsel in any such Proceeding at Indemnitee's expense; and (ii) if (A) engagement of counsel by Indemnitee has been previously authorized by the Corporation, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of any such defense, or (C) the Corporation or any D & O Insurance carrier shall not, in fact, have engaged counsel to assume the defense of such Proceeding, then the fees and expenses of Indemnitee's counsel shall be at the expense of the Corporation.

8.    Exceptions.    Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of this Agreement:

        (a)    Claims Initiated by Indemnitee.    To indemnify or advance expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defenses, unless (i) such indemnification is expressly required to be made by law, (ii) the Proceeding was authorized by the Board, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the TBCA or (iv) the Proceeding is brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under the TBCA;

        (b)    Lack of Good Faith.    To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any Proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such Proceeding was not made in good faith or was frivolous;

        (c)    Misrepresentations; Gross Negligence; Fraud; Lack of Authority.    To indemnify Indemnitee if Indemnitee is found liable as a result of Indemnitee's misrepresentation, gross negligence, fraud, reckless disregard of his fiduciary obligations under applicable law or actions outside the scope of his authority, duties and responsibilities as an Agent.

        (d)    Liability to Corporation or for Personal Benefit.    To indemnify Indemnitee if Indemnitee is found liable either (i) to the Corporation or (ii) on the basis that Indemnitee improperly received personal benefit;

        (e)    Advancement for Breaches of Duty of Loyalty.    To advance Expenses and or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) incurred in the investigation, defense, settlement or appeal of a Proceeding in which Indemnitee is alleged to have breached his duty of loyalty to the Corporation or its shareholders, unless a committee of disinterested members of the Board finds that Indemnitee did not breach any such duty of loyalty; provided, however, that Indemnitee shall be liable for and shall promptly reimburse the Corporation for any such advancements if Indemnitee is found by a court of competent jurisdiction, or otherwise admits, to have breached Indemnitee's duty of loyalty to the Corporation or its shareholders;

        (f)    Liability for Breaches of Duty of Loyalty.    To indemnify Indemnitee if Indemnitee is found by a court of competent jurisdiction, or otherwise admits, to have breached Indemnitee's duty of loyalty to the Corporation or its shareholders; or

        (g)    Unauthorized Settlements.    To indemnify Indemnitee under this Agreement for any amounts paid in settlement of a Proceeding unless the Corporation consents to such settlement, which consent shall not be unreasonably withheld.

        (h)    Limitations under Section 18(k) of the Federal Deposit Insurance Act.    To indemnify and advance Expenses to Indemnitee in any manner that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828 (k)) and the regulations promulgated thereunder or any similar limitation imposed by state or federal banking law or regulation.

9.    Non-exclusivity.    The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights that Indemnitee may have under any provision of law, the Articles or Bylaws, the vote of the Corporation's shareholders or disinterested directors, other agreements, or otherwise, both as to action in his official capacity and to action in another capacity while occupying his position as an Agent, and Indemnitee's rights hereunder shall inure to the benefit of the heirs, executors and administrators of Indemnitee.

10.    Enforcement.    Any right to indemnification or advances granted to Indemnitee under this Agreement shall be enforceable by or on behalf of Indemnitee in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefore. Indemnitee, in such enforcement action, if substantially successful, shall also be entitled to be paid the expenses of prosecuting his claim. It shall be a defense to any action for which a claim for indemnification or advances is made under this Agreement (other than an action brought to enforce a claim for expenses under Section 6 above, provided that the required undertaking has been tendered to the Corporation) that Indemnitee is not entitled to indemnification because of the limitations set forth in Sections 4 and 8 hereof, or that such advances and indemnification is not permissible under applicable law. Neither the failure of the Corporation (including the Board or the Corporation's shareholders) to have made a determination prior to the commencement of such enforcement action that indemnification of or advances to Indemnitee are proper in the circumstances, nor an actual determination by the Corporation (including the Board or the Corporation's shareholders) that any such indemnification or advances are improper, shall be a defense to the action or create a presumption that Indemnitee is not entitled to indemnification or advances under this Agreement.

11.    Subrogation.    In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall take all actions that may be necessary to secure such rights and to enable the Corporation to bring suit to enforce such rights effectively.

12.    Survival of Rights; Binding Effect.

        (a)   All agreements and obligations of the Corporation contained herein shall continue during the period Indemnitee is an Agent of the Corporation and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Indemnitee was serving in the capacity referred to herein.

        (b)   This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business or assets of the Corporation), spouses, heirs, and personal and legal representatives. The Corporation shall require any successor(s) to the Corporation (whether direct or indirect, by purchase, merger, consolidation or otherwise) or to all or substantially all of the business or assets of the Corporation, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Notwithstanding the foregoing, Indemnitee shall be entitled to enforce this Agreement against any such successor(s) to the Corporation or to all or substantially all of its business or assets to the same extent and with the same force and effect as if such successor were originally a party hereto.

13.    Interpretation of Agreement.    It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

14.    Severability.    If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision(s) shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its remaining terms.

15.    Modification and Waiver.    No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.    Notice.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipt given by the party addressee, on the date of delivery or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

17.    Governing Law.    This Agreement shall be governed exclusively by and construed according to the laws of the State of Texas, without resort to its conflicts-of-laws principles.

18.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have entered into this Indemnification Agreement effective as of the date first written above.

TREATY OAK BANCORP, INC., a Texas corporation
By:	Name, Title
Address for Notice:	3811 Bee Cave Road, Suite 209 Austin, Texas 78746
INDEMNITEE:

Address for Notice:

[SIGNATURE PAGE TO INDEMNIFICATION AGREEMENT]

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  Exhibit 10.7
INDEMNIFICATION AGREEMENT